Exhibit 4.2
NOTATION OF GUARANTEE
     For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent and subject to the provisions set forth in the Indenture, dated as of June 29, 2009, among Belden Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (as amended or supplemented, the “Indenture”) (a) the due and prompt payment of the principal of, premium and Additional Interest, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and prompt payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and prompt performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture (including the Note Guarantees set forth herein) are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of such Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject to right of payment upon any defeasance of the Notes or discharge and satisfaction of the Indenture in accordance with and subject to the provisions of the Indenture.
     Capitalized terms used but not defined herein have the meanings given to them in the Indenture.
     The validity and enforceability of this Notation of Guarantee shall not be affected by the fact that it is not affixed to any particular Note.
     THIS NOTATION OF GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Notation of Guarantee and its Note Guarantee.
     The Note Guarantees are subject to release upon the terms set forth in Article 10 of the Indenture.

BELDEN WIRE & CABLE COMPANY, BELDEN CDT NETWORKING, INC., NORDX/CDT CORP., THERMAX/CDT, INC., BELDEN HOLDINGS, INC., BELDEN TECHNOLOGIES, LLC., CDT INTERNATIONAL HOLDINGS INC. BELDEN 1993, INC.
By:	/s/ Stephen H. Johnson
	Name:	Stephen H. Johnson
	Title:	Treasurer